Exhibit 99.1

UNITED STATES DISTRICT COURT
FOR THE NORTHERN DISTRICT OF GEORGIA,
ATLANTA DIVISION

Beazer Homes USA, Inc.,

Plaintiff,
- vs. -
Civil Action No. _________
U.S. Bank National Association,	JURY TRIAL DEMANDED

Defendant.

COMPLAINT FOR DECLARATORY JUDGMENT
AND INJUNCTIVE RELIEF

Plaintiff, Beazer Homes USA, Inc., (“Beazer” or “Plaintiff”), files this Complaint for Declaratory Judgment and Injunctive Relief in accordance with 28 U.S.C. § 2201 seeking the entry of a final order adjudicating its rights and obligations pursuant to the terms of certain corporate indentures. In particular, Beazer seeks this Court’s construction of a contract obligation that requires Beazer to deliver certain reports, including quarterly financial reports on Form 10-Q, to a trustee, Defendant U.S. Bank National Association (“Trustee” or “U.S. Bank”) within 15 days after Beazer actually files those reports with the Securities and Exchange Commission (the “SEC”). In addition, Beazer asks this Court to enjoin the Trustee from taking any further action to claim a default or to accelerate Beazer’s debt based on the Trustee’s plainly erroneous interpretation of the indenture agreements. In support of its Complaint, Beazer shows this Court as follows:

PRELIMINARY STATEMENT

1.    Beazer brings this action to prevent irreparable harm to Beazer and its shareholders at the hands of the holders of certain of its debt securities (the “Noteholders”), acting through the Trustee on the indentures pursuant to which these debt securities were issued.

2.    The relevant facts are straightforward. After discovering that certain accounting entries in former periods may have been misstated, Beazer made the decision to delay filing with the SEC its Form 10-Q for the period ended June 30, 2007. The discovery of these accounting entries arose in the course of an independent internal investigation being conducted by the Audit Committee of Beazer's Board of Directors into Beazer's mortgage origination business. The Audit Committee has retained independent legal counsel which, in turn, has retained independent forensic accountants, to assist with the investigation.

3.    Because Beazer chose to delay filing the Form 10-Q, Beazer filed a Form 8-K with the SEC on August 15, 2007, which disclosed to the market, including the Trustee and the Noteholders, detailed information about its financial performance for the relevant period.

4.    Pursuant to an information delivery requirement in the relevant indentures, Beazer timely delivered the August 15, 2007 Form 8-K to the Trustee and the Noteholders within 15 days of Beazer’s filing with the SEC. In fact, Beazer has timely delivered under the terms of the indentures every Form 10-Q report filed with the SEC. Moreover, Beazer has never missed a payment under any of the applicable indentures.

5.    Nevertheless, the Trustee and the Noteholders have attempted to seize upon Beazer’s decision to delay filing its Form 10-Q with the SEC to threaten Beazer with a declaration of default if the not yet filed Form 10-Q is not delivered to the Trustee and the Noteholders by August 24 (or 15 days from the date that Form 10-Q was originally due to be filed with the SEC). The next step will surely be for the Trustee and the Noteholders to seek accelerated full repayment of approximately $1.3 billion in outstanding Beazer debt under the indentures. The motivation for this effort is clear: many of the Noteholders, including various hedge funds and other opportunistic investors, have purchased Beazer’s bonds at depressed prices in the market and are now improperly seeking to secure a windfall by demanding accelerated repayment in full.

6.    The campaign by the Trustee and the Noteholders must fail. Indeed, the fundamental premise of that campaign — that Beazer’s delay in filing with the SEC constitutes a breach of its indentures — is contradicted by the unambiguous terms of those indentures. Specifically, Beazer’s obligation to deliver certain reports, including Form 10-Q’s, arises only after those reports are actually filed with the SEC. That is, the indentures only obligate Beazer to deliver copies of what has been filed with the SEC, within 15 days after that filing. The indentures impose no requirement for Beazer to file those reports with the SEC by any particular date.

7.    Acceleration of Beazer’s debt would cause the company significant and irreparable harm. Moreover, even the assertion of an acceleration right would result in (and has already resulted in) such harm to Beazer, its reputation in the market, and its shareholders. For example, in just the last few days, Beazer’s credit rating has been downgraded by the major rating agencies, citing the covenants and the uncertainty over the default issue.

8.    To prevent further harm, and to put an end to its dispute with the Trustee, Beazer therefore seeks:

•	A declaration that it is not required under the indentures to provide its Form 10-Q until fifteen (15) days after it files that report with the SEC; and

•
An injunction prohibiting the Trustee from taking any further action towards accelerating repayment under the Beazer Indentures or Notes as a result of Beazer’s delay in filing its Form 10-Q for the period ended June 30, 2007.

FACTUAL ALLEGATIONS

The Parties

9.    Plaintiff Beazer’s primary business is the design, construction, and sale of homes throughout the United States. Beazer is a corporation organized under the laws of Delaware with its principal place of business at 1000 Abernathy Road, Suite 1200, Atlanta, Georgia. Beazer’s shares trade on the New York Stock Exchange.

10.    Defendant U.S. Bank is a national banking association that, upon information and belief, has its principal place of business in Minnesota. Pursuant to 28 U.S.C. § 1348, therefore, U.S. Bank is a citizen of Minnesota for purposes of diversity jurisdiction. U.S. Bank maintains an office in Atlanta, Georgia and regularly conducts business in Georgia. U.S. Bank is the trustee for the indentures to which the current dispute relates.

Jurisdiction and Venue

11.    This Court has subject matter jurisdiction pursuant to 28 U.S.C. § 1332(a)(1) based upon diversity of citizenship among the parties. The amount in controversy exceeds $75,000.00, exclusive of interests and costs.

12.    Venue is proper pursuant to 28 U.S.C. § 1391(a) & (c).

The Beazer Indenture Agreements

13.    As is common for large publicly-owned companies, Beazer has from time-to-time issued debt securities pursuant to certain indentures. The indentures, and issued securities, at issue here include:

•	A May 21, 2001 First Supplemental Indenture (the “May 2001 First Supplemental Indenture”), pursuant to which Beazer issued a series of debt securities designated as its 8-5/8% Senior Notes due 2011 in the aggregate principal amount of $200 million.

•	An April 17, 2002 Indenture (the “April 2002 Indenture”), pursuant to which Beazer has issued a number of supplemental indentures, including:

(a)
An April 17, 2002 First Supplemental Indenture (the “April 2002 First Supplemental Indenture”), pursuant to which Beazer issued a series of debt securities designated as its 8-3/8% Senior Notes due 2012 in the aggregate principal amount of $350 million.

(b)
A November 13, 2003 Second Supplemental Indenture (the “November 2003 Second Supplemental Indenture”), pursuant to which Beazer issued a series of debt securities designated as its 6-1/2% Senior Notes due 2013 in the aggregate principal amount of $200 million.

(c)	The April 2002 Indenture was further supplemented by Third and Fourth Supplemental Indentures pursuant to which certain additional subsidiaries of Beazer became guarantors of the 2012 and 2013 notes.

(d)
A June 8, 2005 Fifth Supplemental Indenture (the “June 2005 Fifth Supplemental Indenture”), pursuant to which Beazer issued a series of debt securities designated as its 6-7/8% Senior Notes due 2015 in the aggregate principal amount of $350 million.

(e)
The April 2002 Indenture was further supplemented by Sixth and Seventh Supplemental Indentures pursuant to which certain additional subsidiaries of Beazer became guarantors of the 2012, 2013, and 2015 Notes.

(f)
A June 6, 2006 Eighth Supplemental Indenture (the “June 2006 Eighth Supplemental Indenture”), pursuant to which Beazer issued a series of debt securities designated as its 8.125% Senior Notes due 2016 in the aggregate principal amount of $275 million.

14.    The May 2001 First Supplemental Indenture, April 2002 First Supplemental Indenture, November 2003 Second Supplemental Indenture, June 2005 Fifth Supplemental Indenture, and June 2006 Eighth Supplemental Indenture are referred to collectively as the “Beazer Indentures.” The debt securities issued pursuant to the Beazer Indentures are referred to collectively as the “Notes.” For illustrative purposes, the May 2001 First Supplemental Indenture is attached hereto as Exhibit A. In rough figures, the amount of debt currently outstanding under these instruments is approximately $1.3 billion.

The Applicable Covenants

15.    Each of the Beazer Indentures contains an identical covenant pursuant to which Beazer is to deliver to the Trustee copies of reports that it has first filed with the SEC. This covenant (the “Delivery Covenant”) provides in relevant part that:

As long as any of the Notes are outstanding, the Company [Beazer] shall deliver to the Trustee and mail to each Holder within 15 days after the filing of the same with the Commission copies of the quarterly and annual reports and of the information, documents and other reports with respect to the Company and the Subsidiary Guarantors, if any, which the Company and the Subsidiary Guarantors may be required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. . . . (emphasis added)

16.    Thus, 15 days after Beazer files, for example a Form 10-Q, with the SEC, Beazer is required to deliver a copy of that report under the Indentures. Pursuant to the Delivery Covenant, Beazer has in fact provided the Trustee with all Form 10-Q’s first filed with the SEC within the fifteen day period.

17.    Nothing in this covenant requires Beazer to file its reports with the SEC by a date certain. Instead, the Delivery Covenant obligates Beazer to provide reports (i.e., those that Beazer “may be required to file with the Commission”) within fifteen days after Beazer actually files them with the SEC. It does not require Beazer to file those reports with the SEC at any particular time or in any particular manner.

Beazer’s Disclosure of Information to the Market

18.    On August 10, 2007, Beazer filed with the SEC a Form 12b-25 Notification Of Late Filing (attached hereto as Exhibit B) in which it disclosed, among other things, that it would be delayed in filing its Form 10-Q for the quarter ended June 30, 2007. Beazer informed the market that it had “discovered that its former Chief Accounting Officer may have caused reserves and other accrued liabilities, relating primarily to land development costs and costs to complete houses, to have been recorded in prior accounting periods in excess of amounts that would have been appropriate under generally accepted accounting principles.” (Exhibit B at p. 3)

19.    Beazer further disclosed:

[A]t this time, the Company does not believe that the amounts at issue with respect to these reserves and accrued liabilities during the quarterly and nine month periods ended June 30, 2006 and 2007 are quantitatively material. In addition, at present, the Company does not believe that the resolution of these issues will result in an adjustment to the Company’s previously reported cash position. (Exhibit B at p. 3)

20.    As part of its efforts to keep the market — including the Trustee and the Noteholders — informed, on August 15, 2007 Beazer filed a Form 8-K to which it attached its Unaudited Condensed Consolidated Financial Statements for the quarterly and nine month periods ending June 30, 2007 and 2006 and a related management’s discussion and analysis of Beazer’s financial condition and results of operations. This filing is attached hereto as Exhibit C. These financial statements and analyses provide detailed information about Beazer’s economic and financial condition. Beazer had previously provided similar, though less detailed, information to the market in a July 26, 2007 press release and related Form 8-K filed with the SEC.

21.    In short, despite Beazer’s delay in filing the Form 10-Q, Beazer has taken a number of steps to provide meaningful information to the market in general and the Trustee and Noteholders in particular.

The Position of the Trustee and the Noteholders

22.    Nevertheless, the Trustee and the Noteholders have commenced a campaign that seeks to capitalize on Beazer’s delay in filing the Form 10-Q and force the accelerated repayment of approximately $1.3 billion in debt.

23.    For example, on August 16, 2007, the Trustee made clear its position that, contrary to its express language, the Delivery Covenant requires Beazer to file its Form 10-Q by a date certain. Indeed, the Trustee demanded that “The 10Q filing is due to us August 24th.” The August 24th date represents 15 days from the date Beazer was to file its Form 10-Q but for the delay.

24.    Similarly, the press has reported that a group of Noteholders held a conference (with counsel) on August 16, 2007 at which they discussed, among other things, sending Beazer a notice of default under the Beazer Indentures as a result of its filing delay.

25.    The motivation for the campaign is clear: many of the Noteholders, including a number of “vulture investors”, have scooped up Beazer’s bonds at discounted prices in light of both the dramatic and well-publicized downturn in the credit markets and Beazer’s previous disclosures. Those investors now seek to make a quick profit by attempting to accelerate full repayment.

26.    As detailed above, the position of the Trustee and the Noteholders is inconsistent with the plain language of the Delivery Covenant. Beazer is not obligated to provide its Form 10-Q for the period ended June 30, 2007 because that report has not yet been filed with the SEC.

27.    The position of the Trustee and the Noteholders is also inconsistent with the purpose of such covenants — to ensure that borrowers provide their lenders with timely information about their financial condition. In fact,

(a)	Throughout the life of the Beazer Indentures, Beazer has timely delivered all Form 10-Q’s it has filed with the SEC;

(b)
Beazer has provided to the Trustee and the Noteholders detailed financial information about the period covered by the delayed Form 10-Q, including in its Form 8-K filed on August 15, 2007 and in a July 26, 2007 press release; and

(c)	Beazer disclosed and explained why it has not yet filed its Form 10-Q.

28.    Beazer’s delay has not resulted in any economic damage to the Trustee or Noteholders, or otherwise rendered them insecure in their investments. Indeed, Beazer has made all payments due in accordance with the Beazer Indentures.

The Irreparable Harm To Beazer

29.    The assertion of the Trustee and the Noteholders that the Delivery Covenant requires Beazer to provide them with its Form 10-Q by August 24, 2007 is causing, and will continue to cause, irreparable harm to Beazer.

30.    For example, in just the last few days, two leading credit rating agencies — Standard & Poor’s and Moody’s —announced that they were placing Beazer’s credit ratings under review for downgrade. Among other things, the ratings agencies referenced the Delivery Covenants and the concern that Beazer’s filing delay could lead the Trustee and/or the Noteholders to claim a default under the Beazer Indentures. Another rating agency, Fitch, actually downgraded Beazer’s credit rating.

31.    Other market analysts, including, for example, Wachovia, have cited the uncertainty about the possibility of acceleration in their reports to investors. Investors look to these reports when pricing securities, such as Beazer’s stock, and in deciding whether to provide capital to companies such as Beazer in the first place.

32.    The reports issued by the credit rating agencies and other analysts have had a negative impact on Beazer’s reputation in the marketplace.

33.    Moreover, under various “cross-default” provisions in the Beazer Indentures and other credit agreements, acceleration (or the ability to accelerate) by the Trustee or any group of Noteholders under any of the Beazer Indentures could require Beazer to repay all of the amounts borrowed under the indentures (approximately $1.3 billion) and perhaps additional amounts borrowed. Payment of this staggering amount of money at once, and prior to the maturity date of the Notes, would necessarily and unconscionably divert funds away from Beazer’s business operations. Even the Trustee and Noteholders’ threat of acceleration is causing Beazer irreparable harm, and the Trustee’s recent demand to Beazer for the Form 10-Q, as well as the Noteholders’ conference call discussing Beazer’s alleged default, make clear their intention to follow through on that threat.

FIRST CAUSE OF ACTION

(Declaratory Judgment Under 28 U.S.C. § 2201)

34.    Plaintiff repeats and realleges each and every allegation set forth in Paragraphs 1 through 33 as though fully set forth herein.

35.    The Declaratory Judgment Act, 28 U.S.C. § 2201, provides in pertinent part that “[i]n a case of actual controversy within its jurisdiction ... any court of the United States ... may declare the rights and other legal relations of any interested party seeking such declaration, whether or not further relief is or could be sought.”

36.    Under the Beazer Indentures, Beazer is required to provide certain reports within fifteen (15) days after Beazer files those reports with the SEC.

37.    Beazer has timely provided all such reports.

38.    The Trustee has demanded that Beazer provide its Form 10-Q by August 24, 2007. That report has yet to be filed with the SEC and is thus cannot yet be due under the Delivery Covenant. The dispute between the parties on this issue presents a substantial controversy that continues to date.

39.    The acceleration campaign of the Trustee and the Noteholders is causing and will continue to cause significant uncertainty between the parties and in the public markets. For as long as this uncertainty continues, Beazer and its shareholders will continue to suffer damage in an amount that cannot be quantified. Beazer has no adequate remedy at law.

40.    Accordingly, Beazer is entitled to a judgment declaring that, under the Beazer Indentures, Beazer is not obligated to provide its Form 10-Q for the period ended June 30, 2007 until fifteen (15) days after that report is filed with the SEC.

SECOND CAUSE OF ACTION

(Injunctive Relief)

41.    Plaintiff repeats and realleges each and every allegation set forth in Paragraphs 1 through 40 as though fully set forth herein.

42.    The Trustee’s demand, and the recent actions of the Noteholders, have revealed a concerted effort on their parts to attempt to accelerate repayment on the Notes. If not enjoined, the Trustee will take further steps to effect such acceleration.

43.    These acceleration efforts are based on an erroneous reading of the Delivery Covenant, as detailed herein.

44.    The effort by the Trustee to accelerate the notes is causing, and will continue to cause, irreparable harm to Beazer and its shareholders. Beazer has no adequate remedy at law.

45.    The benefits and protections afforded Beazer, a publicly-traded company, and its shareholders outweighs any harm to the Trustee from issuance of the injunction demanded herein.

Wherefore, Plaintiff demands  a trial by jury on any disputed issues of fact and final judgment as follows:

(a)	declaring that under the Beazer Indentures Beazer is not obligated to provide its Form 10-Q for the period ended June 30, 2007 until fifteen (15) days after that report is filed with the SEC;

(b)
enjoining the Trustee from taking any further action in furtherance of declaring a default or accelerating repayment under the Beazer Indentures or Notes as a result of Beazer’s delay in filing its Form 10-Q for the period ended June 30, 2007; and

(c)	granting Plaintiff such other and further relief as the Court deems just and proper.

This 21st day of August 2007,

Bondurant, Mixson & Elmore, LLP 3900 One Atlantic Center 1201 W. Peachtree Street Atlanta, Georgia 30309 (404) 881-4100 (Telephone) (404) 881-4111 (Facsimile)	Respectfully submitted, /s/Ronan P. Doherty Emmet J. Bondurant Georgia Bar No. 066900 bondurant@bmelaw.com Ronan P. Doherty Georgia Bar No. 224885 doherty@bmelaw.com
Of Counsel

David G. Januszewski*
Adam Zurofsky*
David R. Owen*
Jason A. Otto*
M. Justin Lubeley*

Cahill Gordon & Reindel llp
80 Pine Street
New York, New York 10005
(212) 701-3000 (Telephone)
(212) 269-5420 (Facsimile)

*Applications for Pro Hac Vice
Admission Forthcoming

Attorneys for Plaintiff Beazer Homes USA, Inc.